Exhibit 99.1
NEWS RELEASE for August 7, 2008
BIOLASE REPORTS SECOND QUARTER, SIX-MONTH RESULTS
Second Consecutive Quarter of Profitability
IRVINE, CA (August 7, 2008) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the world’s leading dental laser company, today reported operating results for its second quarter and first six months ended June 30, 2008.
Net revenue for this year’s second quarter and first six months was $18.7 million and $37.7 million, respectively, up from $18.2 million and $33.2 million in the respective prior year periods. Gross profit for the second quarter and first six months of 2008 increased $97,000 and $1.5 million, respectively. Gross margin as a percentage of sales decreased to 54 percent and 52 percent of net revenue as compared with 55 percent of net revenue for both the second quarter and first six months of 2007. Operating expenses in this year’s second quarter and first six months were $9.7 million and $19.9 million compared to operating expenses of $10.9 million and $20.9 million in the respective prior year periods. Net income for the second quarter of 2008 was $622,000, or $0.03 per share, compared with a net loss of $901,000, or $0.04 loss per share, in the same period of 2007. For this year’s first six months, net income was $648,000, or $0.03 per share, compared with a net loss of $2.6 million, or $0.11 loss per share.
Other income in this year’s second quarter and first six months increased $81,000 and $542,000 including a gain on foreign currency of $225,000 and $841,000, respectively, compared to a gain of $15,000 and $68,000 in the same periods of 2007.
BIOLASE Chief Executive Officer Jake St. Philip said the two consecutive quarters of profitability in a challenging economic environment were encouraging and that the Company continues to push forward on organizational initiatives designed to bring BIOLASE to a normalized pattern of growth and profitability. He also noted that the Company is pleased with the improved performance in the domestic markets, which was a major focus for the first six months, and has initiated short-term corrective actions and longer-term planning to improve what has been a disappointing performance in international markets.
“We believe our new strategy is sound and, while any new strategy takes time to gain traction, it will ultimately prove itself in the marketplace,” St. Philip said. “We have improved our relationship with Henry Schein, reorganized our domestic sales team and processes, and have a new emphasis on market segmentation and corresponding product development programs. Many of those programs are underway and the organization is responding well; cost controls continue to be strong and while we still anticipate somewhat uneven revenue growth in the near term, the team has made a great deal of progress toward our goals.”

In July, the quarter was capped off by the introduction of the Waterlase® C100, a product that rounds out the Company’s hard-tissue offering and provides a solution for practices that seek a device with fewer features than the Waterlase® MD at a lower price point. First customer deliveries of the new Waterlase C100 are expected to begin by the end of this year’s third quarter.
“While overall sales grew 3 percent year-over-year in the second quarter, Waterlase sales experienced a 7 percent decline due to weaker international performance. The summer months traditionally make the third quarter a more challenging one, so this is an ideal time for launching our new two-tiered product strategy. There may be some transitional impact of these changes in the third quarter, but we are confident in the long-term benefits of our strategy,” St. Philip added.
As of June 30, 2008, the balance sheet showed cash and cash equivalents of $14.5 million, total assets of $38.6 million and total stockholders’ equity of $18.6 million. As of June 30, 2008, the Company also paid off all of its outstanding debt, which totaled $3.6 million as of December 31, 2007 and $2 million as of March 31, 2008.
Conference Call
As previously announced, the Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its operating results for the second quarter and first six months ended June 30, 2008 and to answer questions. Slides will be used during this call. Directions for accessing the slides can be found below.
Phone Participation
To listen to the conference call live via telephone, please dial 1-800-762-8908 from the U.S. or, for international callers, please dial +1-480-248-5085, approximately 10 minutes before the start time. In order to access the slides that will be used on the call, click on the link provided on the Investors section of the BIOLASE website at www.biolase.com to listen to the event, register and select the “No Audio, Slides Only” option.
Webcast Participation
To listen to the conference call live and view the slide presentation via the Internet, visit the Investors section of the BIOLASE website at www.biolase.com. Please go to the website 15 minutes prior to the call to register, download and install the necessary software.
Replay
A telephone replay will be available for two days by dialing 1-800-406-7325 from the U.S., or +1-303-590-3030 for international callers, and entering passcode number 3904490. In addition, a replay will be available on BIOLASE’s website.
About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, is a medical technology company that develops, manufactures and markets lasers and related products focused on technologies that advance the practice of dentistry and medicine. The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. Other products under development address ophthalmology and other medical and consumer markets.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.
For further information, please contact: David M. Mulder, Chief Financial Officer of BIOLASE Technology, Inc., +1-949-361-1200; or Jill Bertotti, of Allen & Caron, +1-949-474-4300.
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BIOLASE TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Products and services revenue	$17,795	$17,148	$35,832	$31,248
License fees and royalty revenue	868	1,029	1,872	1,989

Net revenue	18,663	18,177	37,704	33,237
Cost of revenue	8,556	8,167	18,015	15,090

Gross profit	10,107	10,010	19,689	18,147

Operating expenses:
Sales and marketing	5,052	6,934	10,657	13,327
General and administrative	3,398	2,802	6,475	5,179
Engineering and development	1,271	1,197	2,732	2,407

Total operating expenses	9,721	10,933	19,864	20,913

Profit (loss) from operations	386	(923)	(175)	(2,766)

Gain on foreign currency transactions	225	15	841	68
Interest income	26	126	84	278
Interest expense	(36)	(7)	(60)	(23)

Non-operating income, net	215	134	865	323

Income (loss) before income tax provision	601	(789)	690	(2,443)
Income tax (benefit) provision	(21)	112	42	181

Net income (loss)	$622	$(901)	$648	$(2,624)

Net income (loss) per share:
Basic	$0.03	$(0.04)	$0.03	$(0.11)

Diluted	$0.03	$(0.04)	$0.03	$(0.11)

Shares used in the calculation of net income (loss) per share:
Basic	24,164	23,841	24,110	23,816

Diluted	24,358	23,841	24,326	23,816

BIOLASE TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except per share data)

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$14,507	$14,566
Accounts receivable, less allowance of $1,018 and $1,033 in 2008 and 2007, respectively	5,354	11,266
Inventory, net	9,340	7,627
Prepaid expenses and other current assets	1,288	2,317

Total current assets	30,489	35,776
Property, plant and equipment, net	3,805	4,040
Intangible assets, net	1,023	1,208
Goodwill	2,926	2,926
Deferred tax asset	65	50
Other assets	307	308

Total assets	$38,615	$44,308

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$—	$3,552
Accounts payable	7,208	6,151
Accrued liabilities	6,209	9,431
Deferred revenue, current portion	4,068	5,649

Total current liabilities	17,485	24,783
Deferred tax liabilities	379	342
Deferred revenue, long-term	1,778	2,236
Other liabilities, long-term	354	456

Total liabilities	19,996	27,817

Stockholders’ equity:
Preferred stock, par value $0.001, 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000 shares authorized; 26,204 and 25,967 shares issued and 24,240 and 24,003 shares outstanding in 2008 and 2007, respectively	27	26
Additional paid-in capital	114,849	113,430
Accumulated other comprehensive gain	114	54
Accumulated deficit	(79,972)	(80,620)

	35,018	32,890
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity	18,619	16,491

Total liabilities and stockholders’ equity	$38,615	$44,308